Exhibit 3.3

Certificate of Elimination

To Eliminate the

Series B Convertible Preferred Stock

of

Digital Angel Corporation

Digital Angel Corporation, a company organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies:

FIRST:     That the Board of Directors of the Company adopted the following resolutions at a duly called and noticed meeting of the Board of Directors:

Elimination of the Series B Preferred Stock

WHEREAS, pursuant to authority expressly granted by the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors of the Company created and authorized the issuance of a series of convertible preferred stock, designated “Series B Convertible Preferred Stock,” par value $10.00 per share, of the Company (the “Series B Preferred Stock”), consisting of 4,107,592 shares, and thereby fixed the designation, dividend rights, voting powers, rights on liquidation or dissolution and other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of such series (in addition to any thereof set forth in the Certificate of Incorporation that are applicable to the Company’s preferred stock of all series) as set forth in a Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on July 8, 2013 (the “Certificate of Designations”); and

WHEREAS,     none of the authorized shares of Series B Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designations.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable and in the best interest of the Company that the Company eliminate all authorized shares of Series B Preferred Stock and that, in connection with such elimination of the Series B Preferred Stock, the Company eliminate in all respects the Certificate of Designations; and further

RESOLVED, that for purposes of these resolutions the term “Appropriate Officers” shall mean and include the Chief Executive Officer and the Chief Financial Officer of the Company, and each of them, and shall also mean and include the Secretary and any Assistant Secretary, and each of them, where necessary or convenient to attest to or acknowledge any act and deed of any of the aforesaid officers by and on behalf of the Company, whether under the seal of the Company or not; and further

RESOLVED, that the elimination of all of the authorized shares of Series B Preferred Stock and the elimination in all respects of the Certificate of Designations be, and hereby are, authorized and approved, and the Appropriate Officers are, and each of them hereby is, authorized, empowered and directed to execute and acknowledge a Certificate of Elimination reflecting the elimination of all of the authorized shares of Series B Preferred Stock and the elimination in all respects of the Certificate of Designations, and to file such Certificate of Elimination with the Secretary of State of the State of Delaware.”

SECOND:     That the Certificate of Designations with respect to the Series B Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on July 8, 2013. None of the authorized shares of Series B Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designations.

THIRD:     That, in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Company is hereby amended to eliminate all reference to the Series B Preferred Stock.

FOURTH:     That, in accordance with Section 103 of the General Corporation Law of the State of Delaware, this Certificate constitutes the act and deed of the Company, and the facts stated in this Certificate are true.

[Signatures set forth on following page.]

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed as of July 11, 2013.

DIGITAL ANGEL CORPORATION

    /s/Scott Silverman

Scott R Silverman

Chief Executive Officer

ACKNOWLEDGED BY:

      /s/ Allison Tomek

Allison Tomek

Secretary